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                                                                                                           Exhibit 12.1


                                              BERGEN BRUNSWIG CORPORATION
                                    CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   FOR THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994,
                                       THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994,
                                    AND THE YEARS ENDED AUGUST 31, 1993, 1992 AND 1991
                                             (In thousands, except ratios)




                                                      Three Months                        Year Ended
                                                          Ended         -------------------------------------------------
                                                       December 31,        September 30,             August 31,
                                                     ----------------   ------------------   ----------------------------
                                                      1995      1994      1995      1994       1993      1992      1991
                                                     ----------------   ------------------   ----------------------------

Fixed Charges:
  Interest and amortization of debt issuance costs.. $ 8,431  $ 7,389   $ 32,800  $ 25,039   $ 27,085  $ 15,476  $ 14,528
  Portion of rental expense representing interest...   1,480    1,463      5,661     5,299      5,495     4,935     5,281
                                                     -------  -------   --------  --------   --------  --------  --------
      Total fixed charges...........................   9,911    8,852     38,461    30,338     32,580    20,411    19,809

Earnings:
  Earnings from continuing operations before
    taxes on income.................................  26,943   23,360    109,490    98,112     48,260    83,470    89,626
                                                     -------  -------   --------  --------   --------  --------  --------
      Total earnings................................ $36,854  $32,212   $147,951  $128,450   $ 80,840  $103,881  $109,435
                                                     =======  =======   ========  ========   ========  ========  ========

Ratio of earnings to fixed charges..................     3.7      3.6        3.8       4.2        2.5       5.1       5.5
                                                     =======  =======   ========  ========   ========  ========  ========

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